EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4/A filed on May 14, 2007 (File No. 333-141955) of 1st Pacific Bancorp of our report of independent registered public accounting firm dated February 28, 2007, on our audit of the statements of financial condition of Landmark National Bank as of December 31, 2006 and 2005, and the related statements of income, changes in shareholder’s equity and cash flows for the years then ended.

We also consent to the inclusion on Form 8-K/A of 1st Pacific Bancorp of our report of independent registered public accounting firm dated January 19, 2006, on our audit of the statements of financial conditions of Landmark National Bank as of December 31, 2005 and 2004, and the related statements of income, changes in shareholder’s equity and cash flows for the years then ended.

/s/ VAVRINEK, TRINE, DAY & CO., LLP

Laguna Hills, California
September 13, 2007